Exhibit 99.1

FOR IMMEDIATE RELEASE

BLOCKBUSTER ANNOUNCES THE END OF LATE FEES

Launches New Year’s Day 2005

DALLAS, Dec. 14, 2004 – New Year’s is a time for resolutions, and BLOCKBUSTER® is making a big one. No more late fees. Blockbuster today announced that as of Jan. 1, 2005, there will be no more late fees charged on any movie or game rental at its more than 4,500 company-operated and participating franchised stores in the United States.

“Doing away with late fees is the biggest and most important customer benefit we’ve ever offered in our company’s history,” said John Antioco, Blockbuster Chairman and CEO. “So as of the first of the year, if our customers need an extra day or two with their movies and games, they can take it. Late fees are a thing of the past at Blockbuster.”

The end of late fees is the latest in a series of moves by Blockbuster to give customers more ways to rent. Over the past 18 months, the Company has launched in-store movie, in-store game and online DVD subscription programs, which offer customers no due dates, no late fees and an unlimited number of movie or game rentals, up to three at a time depending on the program, for one low monthly fee.

“Now no matter how members choose to rent from us – in-store or online, movies or games, – there are no late fees at Blockbuster,” said Antioco.

Under the “no late fees” program, Blockbuster still has due dates — one week for games and two days or one week for movies. However, if customers need to keep the product an extra day or two, they can, stress-free. Blockbuster now gives customers a one-week grace period at no additional charge. At that point, if customers want to keep the movie or game longer, they can. Blockbuster will automatically sell them the product, less the rental fee. If customers decide they don’t want to own the movie or game, they simply return the product within 30 days for a full credit to their account, less a minimal restocking fee.

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Blockbuster Announces End of Late Fees – Page 2

Business Outlook

For the past year, the Company has been testing a variety of rental options in markets across the U.S. In “no late fees” test markets, the increased rental transactions and retail sales offset the lower level of revenues resulting from eliminating late fees. Additionally, the Company will lower its ongoing marketing, operating and promotional costs.

Accordingly, the following are current expectations for 2005:

•	Including the continued investment in new initiatives and the expected continued softness in the rental industry, operating income for the full-year 2005 is expected to be flat with full-year 2004, before initial marketing and implementation costs of approximately $50 million associated with the launch of “no late fees.”

•	For the full year 2005, the Company projects that late fees would have contributed approximately $250 to $300 million to operating income, which is expected to be offset by growth in revenues resulting from increased store traffic, less promotional and marketing activity, and increased focus on operating expense management.

•	Capital expenditures for 2005 will be $180 million, a reduction of approximately $100 million from full-year 2004. This reflects fewer new store openings and store remodels, while allowing for continued investment in games, trading and online subscription.

Blockbuster will host a 30-minute conference call discuss the elimination of late fees at 8:30 a.m. ET. The call may be accessed by dialing 1-973-935-8511. A webcast of the call may also be accessed on the Investor Relations section of the Blockbuster web site at http://investor.blockbuster.com.

A replay of the call can be accessed by dialing 1-973-341-3080, and pin number 5511040, beginning at approximately 10 a.m. ET on Dec. 14 and continuing through Dec. 21.

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This news release contains forward-looking statements relating to Blockbuster’s operations and business outlook, including, without limitation, statements relating to Blockbuster’s elimination of extended viewing fees and its related expectations with respect to (i) anticipated consumer behavior, (ii) the impact on Blockbuster’s overall growth, (iii) Blockbuster’s results of operations for 2004 and 2005 and (iv) Blockbuster’s operational and financial strategies behind its financial expectations. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others: (i) consumer demand for Blockbuster’s existing and planned product and service offerings and the related impact of competitor pricing and product and service offerings; (ii) changes to Blockbuster’s strategy, business plan and pricing model, including its plans regarding use of capital; (iii) Blockbuster’s ability to timely implement and maintain the necessary information technology systems and infrastructure to support changes to its operating model; (iv) vendor determinations relating to pricing and distribution of their product and Blockbuster’s ability to reach agreements with service, product and content providers on acceptable commercial terms; (v) the studios’ dependence on revenues generated from retail home video and their maintenance and timing of exclusive distribution windows for retail home video; (vi) other factors as described in Blockbuster’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2003 and discussed under the heading “Disclosure Regarding Forward-Looking Information” in Blockbuster’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004.

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